Consent of Independent Auditors

We consent to the use in this Registration Statement on Form S-4 of our report dated February 28, 2014, relating to the consolidated financial statements of Community First Financial Group, Inc. and Subsidiary as of December 31, 2013 and 2012, and for the years then ended, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Monroe Shine & Co., Inc.
New Albany, Indiana
March 31, 2014